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                                     UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C. 20549

                                      FORM 12b-25

                              NOTIFICATION OF LATE FILING

(CHECK ONE):  /X/Form 10-K / /Form 20-F / /Form 11-K / /Form 10-Q / /Form N-SAR

                 For Period Ended:         March 31, 2001
                                  ---------------------------------
                 /  / Transition Report on Form 10-K
                 /  / Transition Report on Form 20-F
                 /  / Transition Report on Form 11-K
                 /  / Transition Report on Form 10-Q
                 /  / Transition Report on Form N-SAR
                 For the Transition Period Ended:
                                                 ------------------------------
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.
    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
               VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

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Full Name of Registrant

                               SCHULER HOMES, INC.
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Former Name if Applicable

                             SCHULER HOLDINGS, INC.
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Address of Principal Executive Office (Street and Number)

                       400 Continental Boulevard, Suite 100
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City, State and Zip Code
                             El Segundo, CA 90245

PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

       (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
       (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof,
/X/ will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
       (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

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    As previously announced, the company previously entered into a restructuring transaction, whereby the operations of Schuler Residential, Inc. (formerly Schuler Homes, Inc.) and the operations of Western Pacific Housing were combined. In addition, the company recently issued Senior Notes and Senior Subordinated Notes. In light of the recent restructuring and notes offerings, the Company is working on the pro forma combined financial statements and results of operations and cannot file its Annual Report on Form 10-K within the prescribed time period.

(ATTACH EXTRA SHEETS IF NEEDED)      POTENTIAL PERSONS WHO ARE TO RESPOND TO THE
SEC 1344 (6/94)                      COLLECTION OF INFORMATION CONTAINED IN THIS
                                     FORM ARE NOT REQUIRED TO RESPOND UNLESS THE
                                     FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
                                     NUMBER.

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PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification
               Thomas Connelly              (310)              648-7200
    ---------------------------------- ----------------- ----------------------
                    (Name)                (Area Code)      (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If
    answer is no, identify report(s).                           /X/ Yes  / / No

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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or
    portion thereof?                                            /X/ Yes  / / No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

    On April 3, 2001, the Company merged with Western Pacific Housing, thus combining the operations of the entities. The results of operations for the subject report will reflect the pro forma combined results of operations for the two companies.
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                              SCHULER HOMES, INC.
             ---------------------------------------------------
                 (Name of Registrant as Specified in Charter)

    has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

    Date           June 29, 2001                 By   /s/  Thomas Connelly
        ---------------------------------------    ----------------------------
                                                     Senior Vice President and
                                                      Chief Financial Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representa-tive. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

____________________________________ATTENTION__________________________________

  INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL
                      VIOLATIONS (SEE 18 U.S.C. 1001).
_______________________________________________________________________________